Exhibit 10.23
Employment Agreement

This Employment Agreement (the “Agreement”) is entered into by and between James R. Anderson (the “Executive”) and LATTICE SEMICONDUCTOR CORPORATION, a Delaware corporation (the “Company”) as of February 21, 2020 (the “Effective Date”) and amends and restates that certain Employment Agreement between Executive and the Company dated August 20, 2018.

1.Duties and Scope of Employment.

(a)Position. For the term of his employment under this Agreement (“Employment”), the Executive will serve as the President and Chief Executive Officer (“PCEO”). The Executive shall report directly to the Company’s Board of Directors (the “Board”). Executive will render such business and professional services in the performance of his duties, consistent with the Executive’s position within the Company, as will reasonably be assigned to him by the Board. The Executive presently serves on the Board as of the Effective Date (as defined below), and the Board will use its best efforts to nominate Executive for election to the Board throughout the Employment.

(b)Obligations. The Executive shall have such duties, authority and responsibilities that are commensurate with being the Company’s most senior executive officer. During the term of his Employment, the Executive will devote Executive’s full business efforts and time to the Company. For the duration of his Employment, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may (a) serve in any capacity with any civic, educational, or charitable organization, and (b) serve as a member of the board of directors of one public company that is not a direct or indirect competitor of the Company, so long as such services do not interfere with Executive’s obligations to the Company as determined by the Board in its reasonable and good faith discretion. Executive shall comply at all times with the Company’s Code of Conduct and all other applicable Company policies. Executive shall perform his duties primarily at the Company’s corporate facility in San Jose, California.

(c)Effective Date. The Executive commenced full-time Employment as PCEO September 4, 2018 and shall continue such employment under the terms of this Agreement.

2.Cash and Incentive Compensation.

(a)Salary. As of the Effective Date and thereafter, the Company shall pay Executive as compensation for his services a base salary at a gross annual rate of not less than $550,000 (such annual salary, as is then in effect, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings, provided, however, that Executive shall receive pro-rata payments of Base Salary no less frequently than once per month. Executive’s Base Salary will be subject to review by the Compensation Committee of the Board (the “Committee”) not less than annually, and adjustments will be made in the discretion of the Committee.

(b)Incentive Bonuses. Executive shall be a participant in a Cash Incentive Plan, as established by the Company (the “CIP”). Under the CIP, Executive shall be eligible to earn an annual fiscal year incentive payment equal to 100% of Executive’s Base Salary as of the beginning of such fiscal year or such higher percentage that the Committee may select (such annual amount is the “Target Amount”), provided Executive is employed at the end of the annual fiscal year. The Target Amount shall be awarded to Executive based upon the achievement of specific milestones that will be established by the Committee and Executive in writing no later than 60 days after the start of each fiscal year (the “Target Amount Milestones”). For superior achievement of the Target Amount Milestones, as determined in the Company’s sole discretion, Executive may earn a maximum annual fiscal year incentive bonus of up to 200% of Executive’s Base Salary as of the beginning of such fiscal year or such higher percentage that the Committee may select. Cash payment for each fiscal year’s incentive compensation actually earned shall be made to Executive no later than 45 days after the end of the applicable fiscal year for which the annual incentive was earned; provided, however, that the Company shall have no obligation to make such payment for a fiscal year until such time as the audit of the Company’s financial statements for such fiscal year has been completed and the Company has publicly reported its financial results for such fiscal year as long as such payment is made within 70 days of the end of the applicable fiscal year. All awards of incentive compensation to executive officers of the Company (including Compensation Equity described below) are subject to the Company’s policy (including any amendments or such policy or any successor policy) to seek recovery, at the direction of the Company’s Board of Directors, to the extent permitted or required by applicable law, of incentive compensation awarded or paid to an executive officer of the Company for a fiscal period if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

(c)Terms of Company Compensatory Equity Awards. Executive shall be eligible for grants of options to purchase shares of the Company’s common stock, restricted stock units, performance shares or other Company equity, pursuant to an applicable stockholder-approved equity compensation plan (the “Plan”) or in the case of initial grants to the Executive under rules applicable to inducement equity grants, at times and in such amounts as determined by the Committee (any prior or future compensatory equity grants to Executive shall be collectively referred to herein as “Compensatory Equity”). The equity awards granted to Executive prior to the date of this Agreement, including without limitation any grants made upon the initial hiring of Executive by the Company, grants made in August, 2019 and grants made in February, 2020, shall vest based on the terms of such awards except as hereafter provided.

(i)All grants of Compensatory Equity (and the issuance of any underlying shares) to Executive shall be: (i) issued pursuant to the Plan or rules applicable to inducement equity grants and (ii) issued pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended. Accelerated vesting of Compensatory Equity may occur: (x) pursuant to the terms of this Agreement and in addition (y) pursuant to the terms of the Plan and any applicable Compensatory Equity agreement.

(ii)Executive may elect to establish a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 for any of his Compensatory Equity shares, provided, however, that such trading plan must comply with all of the requirements for the safe harbor under Rule 10b5-1 and must be either (i) approved by the Board (such approval not to be unreasonably withheld) or (ii) approved in accordance with any Rule 10b5‑1 Trading Plan Policy the Company may subsequently implement.

(iii)In the event of a Change in Control, as hereafter defined, Executive’s entitlement to vesting under all awards of Compensatory Equity that vest based on performance shall vest based on the terms of such awards; provided, however, if no treatment has been set forth in such award then for purposes of determining performance under any relative TSR awards outstanding on or granted after the Effective Date, the ending average stock price will be determined as the price per share paid for the Company’s stock in the Change in Control and the peer group ending average stock price will be determined based on the average closing stock prices for the component members of the peer group for the 30-trading days ending prior to the date of the Change in Control. For purposes of any tranche where the determination period has not commenced as of the date of the public announcement of the proposed Change in Control, the Company stock price for the initial date of such determination period shall be deemed to be the price of the Company’s stock as of the date of the original performance grant. This calculation will be applied to any tranches of the relative TSR awards that were eligible to vest for measurement periods ending on or after the date of the Change in Control and those tranches be converted to restricted stock units and will vest on the originally scheduled measurement dates, subject to Executive remaining a service provider to the Company or its successor through such dates and such awards being afforded the same protection under this Agreement as Compensatory Equity that vests solely based on Service. Any of those Compensatory Equity grants to Executive subject to performance-based vesting relating to EBITDA by reason of a determination/testing date falling after the date of the Change in Control will vest immediately at the target amount of the grant (i.e., for grants subject to adjusted EBITDA targets, the 100% vesting level being the number of granted units to the extent not already vested (for example, if 50% of the units granted have already vested as of the date, an additional 50% of those units will vest effective on the Termination Date)).

(d)Service Definition. For purposes of this Agreement and Executive’s Compensatory Equity, “Service” shall mean service by the Executive as an employee and/or consultant of the Company (or any subsidiary or parent or affiliated entity of the Company) and/or service by the Executive as a member of the Board.

3.Vacation and Employee Benefits. During the term of his Employment, the Executive shall be entitled to vacation in accordance with the Company’s standard vacation policy. During the term of his Employment, the Executive shall be eligible to participate in any employee benefit plans (including, without limitation, group health insurance coverage for Executive and his dependents) or arrangements maintained by the Company on no less favorable terms than for other Company executives, subject in each case to the generally applicable terms and conditions of the plan or arrangement in question and to the determinations of any person or committee administering such plan or arrangement.

4.Business Expenses. During the term of his Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall promptly reimburse the Executive for such expenses upon presentation of appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. The Company shall also timely pay for all of Executive’s reasonable home telecommunications phone and facsimile lines used for business purposes and reimburse Executive for his actual and reasonable mobile phone costs (in each case, during the term of his Employment) on a monthly basis. All such payments shall be made by the end of Executive’s next tax year. The amount eligible for reimbursement in one year will not affect the amount eligible for reimbursement in any other year, and the right to reimbursement is not subject to liquidation or exchange for another benefit.

5.Term of Employment.

(a)Term of Agreement. This Agreement will commence on the Effective Date and continue until Executive’s Employment is terminated as provided herein.

(b)Basic Rule. The Company may terminate the Executive’s Employment with or without Cause, by giving the Executive 30 days’ advance notice in writing. Provided, however, where the termination is for Cause constituting events such as fraud, willful violation of insider trading rules, willful violation of conflict of interest policies, willful or unauthorized use or disclosure of trade secrets or other confidential information or conviction of a felony, the Company may terminate Executive’s Employment effective immediately upon notice. The Executive may terminate his Employment by giving the Company 30 days advance notice in writing. The Executive’s Employment shall terminate automatically in the event of his death. For avoidance of doubt, as Executive is an at-will employee, as outlined below, the definition of Cause is solely included for purposes of determining entitlement to severance.

(c)Employment at Will. The Executive’s Employment with the Company shall be “at will,” meaning that either the Executive or the Company shall be entitled to terminate the Executive’s employment at any time and for any reason, with or without Cause. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s Employment, which may only be changed in an express written agreement signed by the Executive and a member of the Board.

(d)Rights Upon Termination. Upon the termination of the Executive’s Employment, the Executive shall be entitled to the compensation, benefits and reimbursements described in this Agreement for the period ending as of the effective date of the termination (the “Termination Date”). Upon termination of Executive’s Employment for any reason, the Executive shall receive the following payments on the Termination Date: (i) all unpaid salary, and unpaid vacation accrued (if applicable), through the Termination Date, (ii) any unpaid, but earned and accrued incentive payments under the CIP (whether paid quarterly, annually or as might otherwise be established under the CIP), and (iii) any unreimbursed business expenses. Executive may also be eligible for other post-Employment payments and benefits as provided in this Agreement.

6.Termination Benefits.

(a)Severance Pay. If there is an Involuntary Termination (as defined below) of Executive’s Employment, then the Company shall pay Executive an amount equal to (i) [1.0 times Executive’s then-current Base Salary, plus (ii) an amount equal to the incentive payment that Executive would have earned under Section 2(b) had his employment continued through the end of the fiscal year in which the Involuntary Termination occurs, with such amount to be estimated reasonably and in good faith by the Company’s Finance group at the time of the Involuntary Termination based on the anticipated actual payout under the CIP as of the end of the fiscal year based on the performance of the Company and which estimate shall be evidenced by the Finance group’s accrual for the same in the books of the Company (collectively in the aggregate, the “Cash Severance”).] Such Cash Severance shall be paid in a single lump sum cash payment to Executive on the effective date of the separation agreement referenced in Section 8(a), provided Executive executes the separation agreement and general release in favor of the Company, without revocation. Executive shall also be entitled to receive the benefits provided in Sections 6(b) and 6(c) and, if applicable, 6(d).

(b)Health Insurance. If Subsection (a) above applies, such that Executive is entitled to Severance Pay, but subject to applicable law, and if Executive properly and timely elects to continue coverage under the Company’s group health plan pursuant to Section 4980B(f) of the Internal Revenue Code of 1986, as amended (“COBRA”) for Executive and his eligible covered dependents following the termination of his Employment, then the Company shall reimburse Executive’s monthly premium under COBRA for Executive and his eligible covered dependents until the earliest of [(i) twelve months after the Termination Date], (ii) the date when Executive commences receiving substantially equivalent health insurance coverage in connection with new employment, or (iii) the date Executive is no longer entitled to COBRA continuation coverage under the Company’s group health plan. Notwithstanding the foregoing, Company may unilaterally amend this Section 6(b) or eliminate the benefit provided hereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on Company or any of its affiliates, including, without limitation, under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”). Nothing herein is entitled to warranty or guarantee entitlement to COBRA and Executive acknowledges and agrees that he shall be solely responsible for paying such premiums as any obligation of the Company hereunder, if any, is to reimburse such premiums to Executive.

(c)Equity Vesting. If Subsection (a) above applies, such that Executive is entitled to the Cash Severance, then Executive’s then-outstanding Compensatory Equity grants (including any equity grants to Executive in addition to those described in Section 2(d)) will become immediately become vested and exercisable or payable with respect to an additional number of shares of Company common stock as if Executive had continued in Service for an additional 12 months following the Termination Date. Any of those Compensatory Equity grants to Executive subject to performance-based vesting by reason of a determination/testing date falling within the 12-month period following the Termination Date will vest immediately at the target amount of the grant (i.e., at the 100% vesting level for the applicable determination/testing date, and for grants subject to adjusted EBITDA targets, 100% vesting level being the number of granted units to the extent not already vested (for example, if 50% of the units granted have already vested as of the Termination Date, an additional 50% of those units will vest effective on the Termination Date)).

(d)Effect of Change in Control. If the Company is subject to a Change in Control (as defined below) and if there is an Involuntary Termination of Executive’s Employment in connection with such Change in Control (it will automatically be deemed to be in connection with the Change in Control if there is an Involuntary Termination during the period commencing 90 calendar days prior to the Change in Control and extending through the date that is 24 months after the Change in Control): (x) Executive shall vest in all of Executive’s unvested Compensatory Equity including any Compensatory Equity after giving effect to Section 2(c)(iii) above, (y) the amount of the Cash Severance in Section 6(a) shall be increased such that the Executive shall receive 2.0 (instead of 1.0) times his then-current Base Salary, plus 2.0 (instead of 1.0) times his then-current Target Amount, and (z) the duration of COBRA coverage in Section 6(b) shall continue to be as set forth in Section 6(b).

(e)Excise Tax. Notwithstanding anything herein to the contrary, in the event that Executive becomes entitled to receive or receives any payment or benefit provided for under this Agreement or under any other plan, agreement, or arrangement with the Company, or from any person whose actions result in a Change in Control or any person affiliated with the Company or any such person (all such payments and benefits being referred to herein as the “Total Payments”) and it is determined that any of the Total Payments (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Subsection (e), would be subject to the excise tax imposed by Section 4999 of the Code, then the Total Payments shall be payable either (1) in full, or (2) as to such lesser amount which would result in no portion of the Total Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of the Total Payments, notwithstanding that all or some portion of the Total Payments may be taxable under Section 4999 of the Code. Unless Executive and the Company agree otherwise in writing, the determination of Executive’s excise tax liability, if any, and the amount, if any, required to be paid under this Subsection (e) will be made in writing by the independent auditors who are primarily used by the Company immediately prior to the Change in Control (the “Accountants”). For purposes of making the calculations required by this Subsection (e), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company agree to furnish such information and documents as the Accountants may reasonably request in order to make a determination under this Subsection (e). The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Subsection (e). Any reduction of the Total Payments shall be made first to any payments or benefits that are exempt from the application of Section 409A of the Code, and thereafter to any payments or benefits that are subject to Section 409A of the Code; provided that in applying this reduction methodology, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where more than one of the Total Payments in a category has the same economic cost to Executive and such Total Payments are payable at different times, such Total Payments will be reduced on a pro-rata basis.

(f)Change in Control Definition. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events: (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization more than 50% of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity, (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets, or (iii) in any two-year period, individuals who were members of the Board at the beginning of such period plus each new director whose election or nomination for election was approved by at least a majority of the directors in office immediately prior to such election or nomination, cease for any reason to constitute at least a majority of the Board. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g)Cause Definition. For purposes of this Agreement, “Cause” shall mean (i) Executive’s material breach of this Agreement that is not corrected within a 30 day correction period that begins upon delivery to Executive of a written demand from the Company that describes the basis for the Company’s belief that Executive has materially breached this Agreement; (ii) any refusal to comply with the reasonable and lawful instructions of the Board; (iii) any willful act of fraud or dishonesty that causes material damage to the Company; (iv) any willful violation of the Company’s insider trading policy; (v) any willful violation of the Company’s conflict of interest policies; (vi) any willful unauthorized use or disclosure of trade secrets or other confidential information; or (vii) Executive’s conviction of a felony.

The foregoing shall not be deemed an exclusive list of all acts or omissions that the Company may consider as grounds for the termination of Executive’s Employment, but it is an exclusive list of the acts or omissions that shall be considered “Cause” for purposes of determining entitlement to Severance Pay. Executive’s employment is at-will, as defined above.

(h)Good Reason Definition. For all purposes under this Agreement, “Good Reason” shall mean the occurrence of any of the following, without Executive’s express written consent: (i) a material diminution of Executive’s duties, responsibilities, or authority; (ii) a material diminution of Executive’s Base Salary or Target Amount; (iii) the Company’s material breach of this Agreement; (iv) a requirement imposed by the Company or any successor to the Company that Executive report to a corporate officer or employee rather than to the Board or any successor Board; (v) the Company requiring Executive to relocate his primary place of employment to a facility or location that is more than 30 miles from his principal place of employment as of the Effective Date; or (vi) the Company’s failure to have any successor promptly agree in writing to assume the Company’s obligations hereunder, except where this Agreement is assumed by the successor by operation of law; provided, however, that Executive will only have Good Reason if (i) he notifies the Board in writing of the existence of the condition which he believes constitutes Good Reason within ninety (90) days of the initial existence of such condition (which notice specifically identifies such condition), (ii) Company fails to remedy such condition within thirty (30) days after the date on which the Board receives such notice (the “Remedial Period”), and (iii) his resignation is effective within thirty (30) days after the expiration of the Remedial Period.

(i)Involuntary Termination Definition. For all purposes under this Agreement, “Involuntary Termination” shall mean any of the following that occur without Executive’s prior written consent: (i) termination of Executive’s Employment by the Company without Cause, or (ii) Executive’s resignation of Employment for Good Reason.

7.Successors.

(a)Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b)Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.Conditions to Receipt of Severance; No Duty to Mitigate.

(a)Separation Agreement and Release of Claims. The receipt of any severance benefits pursuant to Section 6 will be subject to Executive signing and not revoking a separation agreement and release of claims in substantially the form attached hereto as Exhibit A, but with any appropriate modifications, reflecting changes in applicable law or other considerations (e.g., number of days to consider such release), as are necessary or appropriate to provide the Company with the protection it would have if the release were executed as of the Effective Date. No severance benefits will be paid or provided until the separation agreement and release agreement becomes effective. The separation agreement and release of claims must in all cases be effective by the 60th day following Executive’s termination of Employment (or such earlier date as is provided in the release) or no severance benefits will be paid or provided under this Agreement. Notwithstanding anything herein to the contrary if the maximum period during which Executive can consider and revoke the release begins in one calendar year and ends in the subsequent calendar year, payment and provision of severance benefits under this Agreement shall not be made or commence to be made until the later of the effective date of the release and the first business day of the subsequent calendar year, regardless of when the release becomes effective.

(b)Non-solicitation. The receipt of any severance benefits will be subject to the Executive agreeing that during Employment and for the 12 month period after the Termination Date (the “Continuance Period”), the Executive will not (i) solicit any employee of the Company for employment other than at the Company, or (ii) , in light of Executive’s access to confidential and proprietary information of the Company, solicit any customer, vendor, supplier, independent contractor or others having a business relationship with the Company that has the effect or purpose of decreasing or taking away the business or relationship with the Company. "Company" in this Section 8 refers to the Company and its subsidiaries.

(c)Non-disparagement. During Employment and the Continuance Period, the Executive will not knowingly publicly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers. The Company’s then and future directors will not knowingly publicly disparage, criticize, or otherwise make any derogatory statements regarding the Executive during his Employment or the Continuance Period. The Company will also instruct its officers to not knowingly publicly disparage, criticize, or otherwise make any derogatory statements regarding the Executive during his Employment or the Continuance Period. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict the Executive, the Company or any of the Company’s current or former officers and/or directors from providing truthful, accurate information to any governmental or regulatory agency (or in any way limit the content of such information) to the extent they are requested or required to provide such information pursuant to any applicable law or regulation. Further, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from communicating or filing a complaint in good faith with any government agency or otherwise participating in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company.

(d)No Duty to Mitigate. No payments or benefits provided to Executive (except as expressly provided in Section 6(b)) shall be subject to mitigation or offset.

9.Miscellaneous Provisions.

(a)Indemnification. The Company shall indemnify Executive to the maximum extent permitted by any applicable indemnification agreement, applicable law and the Company’s bylaws with respect to Executive’s Service (including timely advancing and/or reimbursing costs as incurred by Executive) and the Executive shall also be covered under a directors and officers liability insurance policy(ies) paid for by the Company.

(b)Notice. All notices and other communications required or permitted under the Agreement must be in writing and will be effectively given (i) upon actual delivery to the party to be notified, (ii) 24 hours after confirmed facsimile transmission, (iii) 1 business day after deposit with a recognized overnight courier or (iv) 3 business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the Executive, at the address the Executive shall have most recently furnished to the Company in writing, (B) if to the Company, at its corporate headquarters and directed to the attention of its General Counsel.

(c)Arbitration. With the exception of any claims for workers compensation, unemployment insurance, claims before any governmental administrative agencies as required by applicable law, or claims related to the National Labor Relations Act, any controversy relating to this Agreement or the Executive’s employment, including any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Employment Agreement, or the Proprietary Rights Agreement, including, without limitation, employment claims, breach of contract claims, tort claims, wrongful termination claims, discrimination/harassment claims, claims for unpaid wages or other amounts, including pursuant to the California Labor Code, or any disputes related to this Arbitration provision (including its creation, terms, and enforceability), shall be settled by Company and Executive by binding arbitration. The arbitration proceeding will be administered by JAMS pursuant to its Employment Arbitration Rules & Procedures in effect as of the date the arbitration is initiated. The arbitrator shall have the authority to determine the enforceability of this Agreement as well as whether a claim is arbitrable, both of which shall be decided under the Federal Arbitration Act. A copy of the JAMS Employment Arbitration Rules & Procedures is available online at http://www.jamsadr.com/rules-employment-arbitration and also by calling JAMS at 213-620-1133 if you have questions about the arbitration process. This Arbitration policy, any arbitration proceedings held pursuant to this Arbitration policy, and any state court, federal court, or other proceeding concerning arbitration under this Arbitration policy are expressly subject to and governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”). Such arbitration shall be presided over by a single arbitrator in the San Francisco Bay Area, California. The Company shall bear all costs uniquely associated with the arbitration process, including the arbitrator's fees, where required by applicable law. The arbitrator shall have the authority to award any damages authorized by law. This agreement to arbitrate shall apply to both the Company and Executive. The parties understand that they are giving up their right to a trial in a court of law.

(d)Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e)Whole Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to the subject matter hereof. In the event of any conflict in terms between this Agreement and/or the Plan and/or any agreement executed by and between Executive and the Company, the terms of this Agreement shall prevail and govern.

(f)Legal Fees. Each party shall pay its own legal fees and expenses incurred in connection with the preparation and execution of this Agreement or any effort to enforce its rights under the Agreement; provided, however, that the Company shall reimburse Executive for reasonable legal fees in the event Company seeks to modify the Agreement during its term without the consent of the Executive.

(g)Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(h)Choice of Law. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, the Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against the Executive by the Company.

(i)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(j)Code Section 409A.The parties intend that this Agreement and the payments and benefits provided hereunder, including, without limitation, those provided pursuant to Section 6 hereof, be exempt from the requirements of Section 409A of the Code (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however that in no event shall the Company or any of its parents, subsidiaries or affiliates be liable to Executive or any other person for any additional tax, interest or penalty that may be imposed on Executive or any other person under, or as a result of, Section 409A or for any damages incurred by Executive or any other person as a result of this Agreement’s (or the payments’ or benefits’ provided hereunder) failure to comply with, or be exempt from, Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary (other than the proviso in the immediately preceding sentence):

(i)if at the time Executive’s employment hereunder terminates, Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, any and all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid in a lump sum on the first day of the seventh month following the date on which Executive’s employment terminates or, if earlier, upon Executive’s death, except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A 1(a)(5); and (iii) other amounts or benefits that are not subject to the requirements of Section 409A;

(ii)a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) after giving effect to the presumptions contained therein, and, for purposes of any such provision of this Agreement, references to a “terminate,” “termination,” “termination of employment,” “resignation” and like terms shall mean separation from service; and

(k)each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(l)No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that expressly in writing assumes the Company’s obligations hereunder in connection with any sale or transfer of all or substantially all of the Company’s assets to such entity.

(m)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

/s/ James R. Anderson
James R. Anderson

Lattice Semiconductor Corporation

By:     /s/ D. Jeffrey Richardson
Name:    D. Jeffrey Richardson
Title:     Chairman of the Board

EXHIBIT A
GENERAL RELEASE
RECITALS

This Separation Agreement and Release (“Release”) is made by and between ______________________ (“Employee”) and Lattice Semiconductor Corporation (the “Company”) (jointly referred to as the “Parties”):

WHEREAS, Employee is employed by the Company;

WHEREAS, the Company and Employee entered into an Employment Agreement dated _______________ (the “Employment Agreement”);

WHEREAS, the Parties agree that Employee’s employment with the Company will terminate on ________________ (the “Termination Date”);

WHEREAS, the Company and Employee entered into a Proprietary Rights Agreement dated [__________] regarding intellectual property and confidential information (the “Proprietary Rights Agreement”);

WHEREAS, the Company and Employee entered into an Indemnification Agreement, dated [_______], regarding Employee’s rights to indemnification (the “Indemnification Agreement”);

WHEREAS, the Company and Employee entered into Equity Agreements dated [____] granting Employee the option to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s Stock Option Plan(s) and the Stock Option Agreements and is the grantee of restricted stock units and performance shares representing shares of the Company’s common stock pursuant to the terms of Notice(s) of Grant and related equity incentive plans (all such agreements are referred to collectively as the “Equity Agreements”);

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have against the Company as defined herein, arising out of, or related to, Employee’s employment with, or separation from, the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1.Consideration.

(a)Pursuant to Section 8(a) of the Employment Agreement, Employee’s receipt of severance is subject to Employee executing and not revoking this Release. In consideration of Employee executing and not revoking this Release, the Company agrees to pay (or provide, as applicable) Employee a cash payment of $_________ on the Effective Date and also the benefits specified in the Employment Agreement. Employee acknowledges that such cash payment and the provision of such benefits will be in full satisfaction of the payments and obligations provided under the Employment Agreement and he will not be entitled to any additional salary, wages, bonuses, accrued vacation, housing allowances, relocation costs, interest, severance, stock, stock options, outplacement costs, fees, commissions or any other benefits and compensation, except as provided in any Company employee welfare or pension benefit plans as defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (such plans, the “Benefit Plans”), this Agreement, the Indemnification Agreement, and/or the Equity Agreements.

(b)Stock. Employee acknowledges that as of the Termination Date, and after taking into account any accelerated vesting provided by the Employment Agreement or Stock Agreements, he will then hold vested stock options to acquire [______] shares of Company common stock and no more, and will hold vested restricted stock units that will be settled for [______] shares of Company common stock and no more. The exercise of any stock options and the settlement of any restricted stock units shall continue to be subject to the terms and conditions of the Equity Agreements and the Employment Agreement.

(c)Benefits. Employee’s health insurance benefits will cease on the last day of the month of the Termination Date, subject to Employee’s right to continue his and his dependents’ health insurance as provided in the Employment Agreement (with such premiums to be paid by the Company as provided in the Employment Agreement). Subject to the Employment Agreement, the Indemnification Agreement, the Equity Agreements and/or the Benefit Plans, Employee’s participation in all other benefits and incidents of employment (including, but not limited to, the accrual of vacation and paid time off, and the vesting of stock options and restricted stock units) will cease on the Termination Date.

2.Confidential Information. Employee shall continue to comply with the terms and conditions of the Proprietary Rights Agreement, and maintain the confidentiality of all of the Company’s confidential and proprietary information. Employee also shall return to the Company all of the Company’s property, including all confidential and proprietary information, in Employee’s possession, on or before the Effective Date.

3.Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the “Releasees”) from, and agrees not to sue any of the Releasees concerning, any claim, duty, obligation or cause of action for monetary damages relating to any matters of any kind arising out of or relating to his employment by the Company (except as provided in the Employment Agreement), or his service as an officer of the Company and/or a director of the Company, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the date on which Employee executes this Release, excluding the “Excluded Claims” (as defined below) and including, without limitation:

(a)any and all claims relating to or arising from Employee’s employment with the Company, or the termination of that employment;

(b)any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of, shares of Company stock, including, but not limited to, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; ERISA; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; and the Fair Credit Reporting Act;

(e)any and all claims for violation of the federal, or any state, constitution;

(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)any and all claims for attorney fees and costs.
For purposes of this Agreement, the “Excluded Claims” shall include any claims pursuant to the Benefit Plans, the Indemnification Agreement, the non-disparagement clause of Section 8(c) of the Employment Agreement, the right to indemnification under Section 9(a) of the Employment Agreement, and any right to exercise stock options or receive restricted stock units pursuant to the relevant provisions of the Equity Agreements.

4.Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have against the Releasees for monetary damages under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date on which Employee executes this Release. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:

(a)he should consult with an attorney prior to executing this Release;

(b)he has up to twenty-one (21) days within which to consider this Release;

(c)he has seven (7) days following his execution of this Release to revoke this Release;

(d)this ADEA waiver shall not be effective until the revocation period has expired; and,

(e)nothing in this Release prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

5.Unknown Claims. Employee acknowledges that he has been advised by legal counsel and are familiar with the principle that a general release does not extend to claims which the releasor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the Releasee. Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect. For avoidance of doubt, it is a condition hereof, and it is Employee’s intention in the execution of the General Release herein that the same shall be effective as a bar to each and every claim specified above, and in furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred upon him by Section 1542 of the California Civil Code which provides: A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the Release, which if known by him or her must have materially affected his settlement with the debtor.

Employee agrees to waive the right to receive future monetary recovery directly from the Company, including Company payments that result from any complaints or charges that Employee files with any governmental agency or that are filed on his behalf.

6.Application for Employment. Employee understands and agrees that, as a condition of this Release,he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any alleged right of employment or re-employment with the Company, its subsidiaries or related companies, or any successor.

7.No Cooperation. Employee agrees that he will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees for monetary damages, unless requested by a governmental agency or unless under a subpoena or other court order to do so. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the Company. If otherwise approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide such counsel or assistance. Nothing in this Release is intended to or will be used in any way to limit Employee’s right to communicate with a government agency, as provided for, protected under or warranted under applicable law.

8.Costs. The Parties shall each bear their own costs, expert fees, attorney fees and other fees incurred in connection with the preparation of this Release.

9.Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Release, their interpretation, and any of the matters herein released, shall be subject to binding arbitration as described in Section 9(c) of the Employment Agreement.

10.No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Release. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Release.

11.No Oral Modification. Any modification or amendment of this Release, or additional obligation assumed by either Party in connection with this Release, shall be effective only if placed in writing and signed by both Parties or their authorized representatives.

12.Entire Agreement. This Release, the Employment Agreement, the Indemnification Agreement, the Benefit Plans, the Proprietary Rights Agreement and the Equity Agreements represent the entire agreement and understanding between the Company and Employee concerning the subject matter of this Release and Employee’s relationship with the Company, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Release and Employee’s relationship with the Company.

13.Governing Law. This Release shall be governed by the laws of the State of California, without regard for choice of law provisions.

14.Effective Date. This Release is only effective after it has been signed by both parties and after eight (8) days have passed following the date Employee signed the Release without Employee revoking this Release (the “Effective Date”).

15.Voluntary Execution of Release. This Release is executed voluntarily and with the full intent of releasing all claims, and without any duress or undue influence by any of the Parties. The Parties acknowledge that:

(a)They have read this Release;

(b)They have been represented in the preparation, negotiation, and execution of this Release by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)They understand the terms and consequences of this Release and of the releases it contains; and

(d)They are fully aware of the legal and binding effect of this Release.

IN WITNESS WHEREOF, each of the Parties has executed this Release, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

LATTICE SEMICONDUCTOR CORPORATION

By:________________________________________            Date:_________________________________
Title:_______________________________________

EMPLOYEE:

___________________________________________________    Date:_________________________________
James R. Anderson

[DO NOT SIGN PRIOR TO THE TERMINATION DATE]